UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HERITAGE FINANCIAL CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 23, 2016

Dear Shareholder:

On behalf of the Board of Directors and management of Heritage Financial Corporation, we cordially invite you to attend the annual meeting of shareholders. The meeting will be held at 10:30 a.m., Pacific time, on Wednesday, May 4, 2016 at The Heritage Room on Capitol Lake, 604 Water Street Southwest, Olympia, Washington. The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report on our results of operations during the past year and address your questions and comments.

We encourage you to attend the meeting in person. Whether or not you plan to attend, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope, or follow the instructions on the proxy card to vote by phone or via the Internet, as promptly as possible. This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.

Your Board of Directors and management are committed to the continued success of Heritage Financial Corporation and the enhancement of your investment. As President and Chief Executive Officer, I want to express my sincere appreciation for your confidence and support.

We look forward to seeing you at the meeting.

Sincerely,

Brian L. Vance
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 4, 2016

Time:	10:30 a.m. Pacific time

Place:	The Heritage Room on Capitol Lake, 604 Water Street Southwest, Olympia, Washington

Matters to be voted on:

1.	The election of fourteen directors to each serve for a one-year term.

2.	An advisory (non-binding) resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

3.	The ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2016.

We will also transact other business that may properly come before the meeting, or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 8, 2016 are entitled to receive notice of and to vote at the annual meeting.

Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card, which is solicited by the Board of Directors, will save us the expense and extra work for additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

By Order of the Board of Directors

Kaylene M. Lahn

Senior Vice President and Corporate Secretary

Olympia, Washington

March 23, 2016

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS

HERITAGE FINANCIAL CORPORATION

201 Fifth Avenue S.W.

Olympia, Washington 98501

(360) 943-1500

The Board of Directors of Heritage Financial Corporation (“Board”) is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders. We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about March 23, 2016.

The information provided in this Proxy Statement relates to Heritage Financial Corporation and its wholly-owned bank subsidiary, Heritage Bank. Heritage Financial Corporation may also be referred to as “Heritage” or the “Company.” All references in this Proxy Statement to “Heritage,” “we,” “us” and “our” or similar references mean Heritage Financial Corporation and its consolidated subsidiaries and all references to Heritage Financial Corporation mean Heritage Financial Corporation excluding its subsidiaries, in each case unless otherwise expressly stated or the context requires otherwise.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Wednesday, May 4, 2016
Time:	10:30 a.m., Pacific time
Place:	The Heritage Room on Capitol Lake, 604 Water Street Southwest, Olympia, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote on:

•	The election of fourteen directors to each serve for a one-year term.

•	An advisory, non-binding, resolution to approve the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

•	The ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2016.

We will also transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 4, 2016

Our Proxy Statement and Annual Report to Shareholders are available at www.hf-wa.com. The following materials are available for review:

•	Proxy Statement;

•	Proxy Card;

•	Annual Report to Shareholders; and

•	Directions to attend the annual meeting, where you may vote in person.

Who is Entitled to Vote?

We have fixed the close of business on March 8, 2016, as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Heritage’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Heritage common stock you own, unless you acquired more than 10% of Heritage’s common stock without prior Board approval. As provided in our Articles of Incorporation, for each vote in excess of 10% of the voting power of the outstanding shares of Heritage’s voting stock, the record holders in the aggregate will be entitled to cast one-hundredth of a vote, and the aggregate power of these record holders will be allocated proportionately among these record holders. On March 8, 2016, there were 29,981,883 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. This answer provides voting instructions for shareholders of record. You are a shareholder of record if your shares of Heritage common stock are held in your name. If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Heritage common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card. Shares of Heritage common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement and FOR ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2016. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on those matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in “Street Name” by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” The proposal for the election of directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the 401(k) Profit Sharing Plan Be Voted?

We maintain a 401(k) profit sharing plan (“401(k) Plan”) which owned 415,713 shares or 1.4% of Heritage’s common stock as of the record date. Our employees participate in the 401(k) Plan. Each participant may instruct the 401(k) Plan trustee how to vote the shares of Heritage common stock allocated to his or her account under the Plan by completing a vote authorization form. If a participant properly executes a vote authorization form, the 401(k) Plan trustee will vote the participant’s shares in accordance with the participant’s instructions. 401(k) Plan shares for which proper voting instructions are not received will not be voted. In order to give the trustee sufficient time to vote, all vote authorization forms, which are in the form of a proxy card, must be received from 401(k) Plan participants by the transfer agent by April 29, 2016.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Heritage common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless a new record date for the meeting is set. An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Accordingly, the 14 nominees for election as directors who receive the highest number of votes actually cast will be elected. Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the 14 nominees receiving the greatest number of votes will be elected. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Vote on Executive Compensation

Approval of the advisory (non-binding) resolution to approve the compensation paid to our named executive officers requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes are not entitled to vote and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve our executive compensation as disclosed in this Proxy Statement.

Vote Required to Approve Proposal 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2016, requires the affirmative vote of the majority of the shares of Heritage common stock present, in person or by proxy, and entitled to vote at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2016.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of Heritage in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote the shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of the record date or the most currently reported date, information regarding share ownership of:

•

those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Heritage’s common stock other than directors and executive officers;

•	each director of Heritage;

•	each executive officer of Heritage named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Heritage as a group.

On March 8, 2016, there were 29,981,883 shares of Heritage common stock outstanding.

Persons and groups who beneficially own in excess of five percent of Heritage’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to Heritage, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”). To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of Heritage’s common stock as of the close of business on December 31, 2015, the most recent date for which ownership information is available.

Beneficial Owners of More Than 5%	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Forest Hill Capital, L.L.C. and Mark Lee(1) 100 Morgan Keegan Drive, Suite 430 Little Rock, Arkansas 72202	1,895,391	6.3%
BlackRock Inc.(2) 55 East 52nd Street New York, New York 10055	1,847,194	6.2%
NWQ Investment Management Company, LLC(3) 2049 Century Park East, 16th Floor Los Angeles, California 90067	1,775,338	5.9%
(1)	According to a Schedule 13G/A filed with the SEC on February 10, 2016, Forest Hill Capital, L.L.C. and Mark Lee as principal have shared voting power over 485,000 shares and shared dispositive power over 1,895,391 shares.
(2)	According to a Schedule 13G filed with the SEC on January 26, 2016, BlackRock Inc. has sole voting power over 1,766,394 shares and sole dispositive power over 1,847,194 shares.
(3)	According to a Schedule 13G filed with the SEC on February 12, 2016, NWQ Investment Management Company, LLC has sole voting power over 1,775,075 shares and sole dispositive power over 1,775,338 shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of our named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after March 8, 2016 are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table shows, as of March 8, 2016, the amount of Heritage common stock owned (unless otherwise indicated) by each director, named executive officers and all of our directors and executive officers as a group.

Directors & Officers	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Rhoda L. Altom(1)	5,674		*
David H. Brown(2)	96,647		*
Brian S. Charneski(3)	40,476		*
Gary B. Christensen(4)	61,127		*
John A. Clees(5)	66,171		*
Mark D. Crawford	10,581		*
Kimberly T. Ellwanger(6)	16,806		*
Deborah J. Gavin	3,687		*
Jeffrey S. Lyon(7)	34,526		*
Gragg E. Miller(8)	22,849		*
Anthony B. Pickering(9)	61,726		*
Robert T. Severns(10)	13,458		*
Ann Watson(11)	7,593		*
Brian L. Vance(12)	181,798		*
Jeffrey J. Deuel(13)	51,764		*
Donald J. Hinson(14)	44,240		*
Bryan McDonald(15)	35,006		*
David A. Spurling(16)	43,810		*
Directors and Executive Officers as a group (20 persons)	831,546	2.8%
*	Less than one percent of shares outstanding
(1)	Includes 347 shares held in her son’s IRA and 333 shares held in her daughter’s IRA.
(2)	All shares are owned jointly with his spouse.
(3)	Includes 22,533 shares held jointly with his spouse, 10,675 shares owned by an entity controlled by Mr. Charneski and 420 shares held in trust.
(4)	Includes 30,157 shares held jointly with his spouse and 21,400 shares owned by entities controlled by Mr. Christensen.
(5)	Includes 62,621 shares held jointly with his spouse, 1,050 shares owned solely by his spouse and 2,500 shares owned by an entity controlled by Mr. Clees.
(6)	Includes 15,693 shares held jointly with her spouse.
(7)	Includes 2,850 shares held as custodian for a minor and 2,850 shares held by his daughter.
(8)	Includes 4,672 shares within a simplified employee pension plan.
(9)	Includes 1,864 shares issuable upon exercise of options, 51,738 shares held jointly with his spouse, 4,062 shares in an individual retirement account (“IRA”) solely owned by Mr. Pickering and 4,062 shares in an IRA solely owned by his spouse.
(10)	Includes 3,485 shares held in an IRA.
(11)	Includes 6,480 shares held jointly with her spouse.
(12)	Includes 108,366 shares held jointly with his spouse, 26,824 shares held in an IRA solely owned by Mr. Vance and 19,188 vested shares in the 401(k) plan.
(13)	Includes 13,334 shares issuable upon exercise of options and 375 vested shares in the 401(k) plan.
(14)	Includes 5,330 shares issuable upon exercise of options.
(15)	Includes 1,262 shares issuable upon exercise of options and 9,058 vested shares in the 401(k) plan.
(16)	Includes 4,587 shares issuable upon exercise of options, 15,439 shares held jointly with his spouse and 1,837 vested shares in the 401(k) plan.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors consists of 14 members who stand for election annually. Upon recommendation of the Governance and Nominating Committee, each of these incumbent directors has been nominated by the Board to serve a one-year term ending at the 2017 annual meeting, or when their respective successors have been duly elected and qualified.

The table below sets forth information regarding each director of Heritage, including his or her age, position and term of office. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends you vote FOR the election of each of the nominees in the table below.

Name	Age(1)	Position(s) Held with Heritage	Director Since		Term to Expire(2)
Rhoda L. Altom	58	Director	2013	*	2017
David H. Brown	70	Director	2013		2017
Brian S. Charneski	54	Vice Chairman	2000		2017
Gary B. Christensen	67	Director	2005		2017
John A. Clees	68	Director	2005		2017
Mark D. Crawford	55	Director	2011	*	2017
Kimberly T. Ellwanger	56	Director	2006		2017
Deborah J. Gavin	59	Director	2013	*	2017
Jeffrey S. Lyon	63	Director	2001		2017
Gragg E. Miller	64	Director	2009	*	2017
Anthony B. Pickering	68	Chairman	1996	*	2017
Robert T. Severns	65	Director	2010	*	2017
Brian L. Vance	61	Director, President & CEO	2002		2017
Ann Watson	54	Director	2012		2017
*	Reflects year appointed to the Washington Banking Company (“Washington Banking”) Board of Directors
(1)	As of December 31, 2015.
(2)	Assuming re-election.

Business Experience of Nominees for Re-election

The business experience of each nominee of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that led to the conclusion that the person should serve as a director of Heritage is set forth below. All nominees have held their present positions for at least five years unless otherwise indicated.

Rhoda L. Altom is a real estate investor and manager and has been the President and Managing Member of Milestone Properties and Milestone Managers since 1984. Her company specializes in the acquisition and property management of commercial, retail, apartment, and land projects which are held in partnerships to own and operate properties in the Puget Sound area. A resident of Seattle, Ms. Altom holds a Bachelor of Science degree in Engineering—Construction Management from Washington State University and an Executive Masters of Business Administration from the University of Washington. She is a founder and trustee of several philanthropic associations, including the YWCA Endowment Guild, Washington Women’s Foundation, and Pediatric Brain Tumor Research Fund. In addition to her role as a director of Heritage and Heritage Bank, she serves on the Board of Directors of the National Park Foundation and the Frye Art Museum. Ms. Altom received an Alumni Achievement Award from Washington State University in 2009. Ms. Altom’s business acumen and strategic management skills, together with her broad experience serving on various boards and committees, bring strong operational and financial experience to the Board.

David H. Brown was the President and Chief Executive Officer of Valley Community Bancshares, Inc. and its subsidiary, Valley Bank, for 24 years prior to its acquisition by Heritage Bank in 2013. Mr. Brown’s banking career began in 1970 progressing through branch management, retail and commercial lending. Mr. Brown is a graduate of Washington State University in pre-law. Mr. Brown served on the Washington Bankers Association Board of Directors for a number of years including service as Chairman. His Washington Bankers Association tenure also included three years of service as Chairman of the Employee Benefit Trust. Mr. Brown’s experience in banking and his leadership and credit quality skills contribute to his extensive knowledge of the financial services industry.

Brian S. Charneski is the President of L&E Bottling Company based in Olympia, Washington and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. headquartered in Tumwater, Washington. Mr. Charneski is a director of Spyglass Capital Partners, LLC, a private equity investment company, and chairs its operating committee. Mr. Charneski is a director of the American Beverage Association and is also a member of the Board of Directors of the Pepsi-Cola Bottlers Association, having chaired the Association from 2005 to 2007. Mr. Charneski is a past director of the Washington Center for Performing Arts, The Community Foundation of the South Sound and St. Martin’s University. Mr. Charneski is a 1985 graduate of Seattle University with a Bachelor of Arts in Economics. Mr. Charneski serves as Vice Chairman of the Board and provides a depth of knowledge in corporate and regulatory matters as he is a strong advocate for the beverage industry. He brings significant financial, economic and merger and acquisition expertise to the Board.

Gary B. Christensen is the President, Chief Executive Officer and Chairman of the Board of Powell Christensen Inc., a fuel, lubricant and propane distributorship headquartered in Grandview, Washington. Mr. Christensen is also the Chief Executive Officer and Chairman of the Board of MidValley Chrysler, Jeep, Dodge Inc., the Chief Executive Officer of Christensen West LLC and the Chief Executive Officer of Seaport Petroleum. In 2004, R.E. Powell Distributing (a subsidiary of Powell Christensen Inc.) was named one of five inductees into the University of Washington sponsored “Leadership Circle” at the 6th Annual University of Washington Minority Business of the Year Awards dinner. Mr. Christensen is a current member of the Chevron Oil Company National Wholesale Council, serves on the Board of Ambassadors for the University of Washington Business and Economic Development Program, is a member of the Foster School Advisory Board for the Foster School of Business at the University of Washington and is a founding director and a former President of the Central Washington Chapter of Safari Club International. Mr. Christensen served as a director for Central Valley Bank from 1999 through June 2013. He also previously served as the Chairman of the Board of Directors for Yakima County Development Association. Mr. Christensen provides significant knowledge in corporate matters with his proven leadership in the success of his multiple companies. He also provides extensive knowledge of the Yakima Valley real estate market, where Central Valley Bank, a division of Heritage Bank, is located.

John A. Clees is an attorney at Worth Law Group with a practice emphasis in estate and business succession planning for closely held companies and their owners. Formerly, Mr. Clees was a Managing Director for nine years with a national certified public accounting firm, McGladrey, after they acquired the Olympia, Washington firm founded by Mr. Clees. Mr. Clees is a graduate of the University of Washington with a Bachelor of Arts in Economics and a graduate of the University of Washington School of Law. Mr. Clees is licensed as a Certified Public Accountant, an attorney and mediator in the State of Washington. Mr. Clees served on Heritage’s Board of Directors from 1990 until 2000 and served as a non-voting consultant to Heritage’s Board of Directors and Audit Committee from 2000 until June 2005, when he was reappointed to the Board. Mr. Clees provides important tax and accounting expertise to the Board. He also brings a legal perspective to the Board, with a solid understanding of corporate governance matters.

Mark D. Crawford is the Vice-President and General Manager of Smokey Point Concrete/Skagit Ready Mix of Arlington, Washington, a unit of CPC Materials, Inc. He previously served as the President of Smokey Point Concrete, Inc., from 1986 until September 2013, when the company was purchased by CPC Materials, Inc. He served on the Washington Aggregate & Concrete Association Board and is an Advisory Board member for Youth Dynamics—Arlington WA. Mr. Crawford has additional experience in board and committee service for other local entities and he holds a Bachelor of Arts Degree in Business Management from Portland State University. Mr. Crawford contributes to the Board by drawing on his knowledge of business practices, familiarity with the Snohomish County market, and previous experience as a director.

Kimberly T. Ellwanger was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington from 1991 until her retirement in October 1999. She led Microsoft in developing a corporate presence in government, industry and community affairs, including opening a Washington, D.C. office and developing a network of state and local government affairs representation. Prior to joining Microsoft, Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington from 1985 to 1991, where her practice included state and local tax planning, tax litigation, bankruptcy, general business and corporate advice and transactions. She has been involved in numerous civic and professional activities including currently serving on the Boards of the Northwest Chapter of the National Association of Corporate Directors and the Providence St. Peter Foundation. She is past Chair of the Washington Council on International Trade, past Vice President of the Business Software Alliance and past Board member of the American Electronics Association. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics. She has participated in and presented at a number of director education programs, including the Bank Director’s Executive and Director Compensation Conference, NACD programs and the DirectWomen Board Institute. Ms. Ellwanger brings significant legal expertise to the Board, which is complemented by her leadership skills and corporate, government and regulatory expertise.

Deborah J. Gavin was employed by the Boeing Company, an aerospace company, for over 20 years and retired from the position of Vice President of Finance and Controller in 2010. Prior to her employment with Boeing, Ms. Gavin held positions as a management consultant for Deloitte (a public accounting firm), and Special Agent with the U.S. Department of Treasury. She also taught Undergraduate and Graduate Adjunct Accounting courses with City University, Seattle, Washington. Ms. Gavin is a Certified Public Accountant in the State of Washington. She holds a Bachelor of Science degree in Business from the State University of New York College at Buffalo and a Master of Business Administration in Finance from Seattle University. Other board experiences include private company boards in Malaysia and China, and nonprofit organizations including the Washington Business Alliance and Snoqualmie Summit Central Ski Patrol. Ms. Gavin’s extensive financial background, leadership skills, and depth of public company knowledge provide the Board with valuable expertise.

Jeffrey S. Lyon is the Chairman and Chief Executive Officer of Kidder Mathews, headquartered in Seattle, Washington and the President of Kidder Mathews of California. Mr. Lyon serves as a director for the Runstad School of Real Estate at the University of Washington and is also on the Tacoma-Pierce County Economic Development Board. Mr. Lyon has over 40 years of experience in the commercial real estate industry in the Puget Sound area. Mr. Lyon provides expertise in the commercial real estate industry and has excellent entrepreneurial and leadership skills, which are beneficial to the Board.

Gragg E. Miller is the Principal Managing Broker of Coldwell Banker Bain realtors in Bellingham, Washington and has held a principal position at the same realty firm since 1978. Mr. Miller holds a Bachelor’s Degree from the University of Washington. He has attended numerous professional institutes in the real estate field and was honored with the Lifetime Achievement Award from the Whatcom County Board of Realtors in 2006. Mr. Miller has extensive community relations experience, with involvement in civic and business organizations in Bellingham.

Anthony B. Pickering is Chairman of the Board of Heritage as a result of the merger between Heritage and Washington Banking effective May 1, 2014 and served as the Chairman of the Board of Washington Banking and its subsidiary Whidbey Island Bank from 2005 to 2014. Mr. Pickering owned Max Dale’s Restaurant and Stanwood Grill from 1983 and 2001, respectively, until 2008. He holds a Bachelor’s Degree in Mathematics from Washington State University. He is a past President of the Skagit Valley Hospital Foundation and previously served as a Trustee for the Washington State University Foundation Board of Trustees and on the board of the Economic Development Association of Skagit County. Mr. Pickering serves on the Board of Directors of the Skagit Regional Public Facilities District. Mr. Pickering’s business background gives him experience in financial literacy, human resources management and community relations.

Robert T. Severns was recently elected to serve as the Mayor of Oak Harbor and has been in the title insurance business for over 40 years. From 1999 until his retirement to part-time status in 2011, he was the President of Chicago Title Insurance Company/Island Division, Oak Harbor. He served on the Island Title Company Board of Directors for 15 years and served on the Board for Land Title of Kitsap and Mason Counties for four years. Mr. Severns served as an Oak Harbor City Council member for eight years before being elected as Mayor. He is also a director of the Economic Development Council of Island County. He holds a Bachelor of Arts Degree in Administrative Management from Central Washington University, and has varied experience in board and committee memberships at local and state levels. Mr. Severns brings to the Board a specialized knowledge of the title insurance industry, extensive community involvement, and a considerable amount of experience as a director.

Brian L. Vance has served as the President and Chief Executive Officer of Heritage since 2006. He is also Chief Executive Officer of Heritage Bank, a position he has held since 2003. Mr. Vance served as President and Chief Executive Officer of Heritage Bank from 2003 until September 2012, when Jeffrey J. Deuel was promoted to President. Mr. Vance served as President and Chief Operating Officer of Heritage Bank from 1998 until 2003. Mr. Vance joined Heritage Bank in 1996 as its Executive Vice President and Chief Credit Officer. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. Mr. Vance serves as trustee of the South Puget Sound Community College and as a director of the Pacific Bankers Management Institute and the Community Foundation of South Puget Sound. He also serves on the Western Independent Bankers Advisory Committee. He is the past President of the Washington Financial League. Mr. Vance’s experience with the financial services industry, which includes credit administration, management and strategic forecasting, brings valuable management and financial analysis skills to the Board.

Ann Watson has served as the Chief Operating Officer of Cascadia Capital LLC, a middle market investment bank headquartered in Seattle, Washington since November 2015. Ms. Watson previously served as the Chief Financial Officer with Moss Adams LLP, a public accounting firm, from 2013 to October 2015. She has also served in executive leadership roles at Russell Investments where she played an integral part in the company’s successful expansion spanning a 15 year period. In these leadership roles, she served as Chief Human Resources Officer, as a Management Committee Member, a Russell Mellon Board Member overseeing the Russell Indexes and as a Director in the Corporate Finance Group. Prior to joining Russell Investments she had a seven-year career with Chemical Bank/Manufacturers Hanover in New York and abroad where she held multiple global roles including strategic planning, loan workouts, client relationship management and credit analysis. Ms. Watson is a graduate of Whitman College with a Bachelor of Arts in Economics and a graduate of Columbia University with a Masters of Business Administration. Ms. Watson is an active community leader in the Seattle area. She currently serves as the Board Chair of the Seattle Foundation and is active in Social Venture Partners. Among her prior community roles, she served on the Board of the Washington Economic Development Finance Authority and on the Executive Committee of the Washington State China Relations Council. Ms. Watson brings extensive financial services industry and corporate financial knowledge to the Board, including merger and acquisition experience. Her significant leadership, compensation and human resources experience add to the Board’s perspective.

Summary of Director Qualifications and Experience

Name	Business Expertise	Banking Experience	CPA, MBA or Financial Expertise	Attorney	Community Presence
Rhoda L. Altom	✓	✓	✓		✓
David H. Brown	✓	✓			✓
Brian S. Charneski	✓	✓	✓		✓
Gary B. Christensen	✓	✓			✓
John A. Clees	✓	✓	✓	✓	✓
Mark D. Crawford	✓	✓			✓
Kimberly T. Ellwanger	✓	✓	✓	✓	✓
Deborah J. Gavin	✓	✓	✓		✓
Jeffrey S. Lyon	✓	✓			✓
Gragg E. Miller	✓	✓			✓
Anthony B. Pickering	✓	✓			✓
Robert T. Severns	✓	✓			✓
Brian L. Vance	✓	✓	✓		✓
Ann Watson	✓	✓	✓		✓

Board Diversity

Although Heritage does not have a formal policy specifically governing diversity, diversity is an integral part of the Company’s Corporate Governance practices. The Nominating and Governance Committee actively considers diversity in recruitment and nominations of directors. The current composition of our Board reflects those efforts and the importance of diversity to the Board with four women, one Native American and diverse skills represented amongst the nominees:

Board Tenure and Independence

The Board provides an effective mix of experience and fresh perspective as reflected in the below mix of tenure providing an average tenure of nine years. Average tenure includes director service at Washington Banking Company. Additionally, the Board consists of 86% independent directors.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board conducts its business through meetings of the Board and through its committees. The Board typically meets nine times per year, holding special meetings as necessary. After each regular Board meeting, the directors meet in executive session, outside of the presence of the Chief Executive Officer (“CEO”). In addition, the directors meet without management on a regular basis. During the year ended December 31, 2015, the Board held nine regular meetings. No director attended fewer than 75% of the total meetings of the Board and committees on which the director served during this period.

Committees and Committee Charters

Our Board has standing Audit and Finance, Governance and Nominating, Compensation, Risk, Strategy and Trust Committees and has adopted written charters for each of these committees. You may obtain a copy of the Audit and Finance, Governance and Nominating, Compensation, Risk, Strategy and Trust Committee charters, free of charge, by writing to: Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington, 98501, or by calling (360) 943-1500. The charters of the Audit and Finance, Governance and Nominating, and Compensation committees are also available on our website at www.hf-wa.com.

The following table shows the current membership of the Board committees and the number of meetings held by each committee in 2015.

Committee Membership

Name	Audit and Finance		Compensation		Governance and Nominating		Risk		Strategy		Trust
Rhoda L. Altom					✓		✓
David H. Brown							✓
Brian S. Charneski	✓				✓	*			✓
Gary B. Christensen					✓						✓
John A. Clees	✓						✓	*	✓		✓
Mark D. Crawford	✓										✓
Kimberly T. Ellwanger			✓	*	✓				✓
Deborah J. Gavin	✓	*							✓
Jeffrey S. Lyon			✓
Gragg E. Miller	✓										✓*
Anthony B. Pickering			✓		✓				✓	*
Robert T. Severns			✓				✓
Brian L. Vance							✓		✓		✓
Ann Watson			✓								✓
# of Meetings		8		6		3		4		4	4
*	Committee Chair

Audit and Finance Committee

The Audit and Finance Committee is composed of five members, each of whom is independent in accordance with the requirements for companies listed on The NASDAQ Stock Market and applicable SEC rules. Director Gavin has been designated by the Board as the “audit committee financial expert,” as defined by the SEC. In addition, directors Charneski and Clees both qualify as financially sophisticated, as defined by NASDAQ. The Committee meets quarterly and on an as-needed basis to evaluate the effectiveness of Heritage’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting. The Committee also appoints the independent registered public accounting firm and reviews the audit reports prepared by the independent registered public accounting firm.

Compensation Committee

The Compensation Committee is composed of five members, each of whom is independent in accordance with the requirements for companies listed on The NASDAQ Stock Market and applicable SEC and Internal Revenue Service rules. The Compensation Committee meets quarterly and on an as-needed basis regarding the personnel, compensation and benefits-related matters of Heritage.

For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the “Compensation Discussion and Analysis” section below.

Governance and Nominating Committee

The Governance and Nominating Committee is composed of five members, each of whom is independent in accordance with the requirements for companies listed on The NASDAQ Stock Market. The Committee meets annually and on an as-needed basis, and is responsible for selecting qualified individuals to fill expiring directors’ terms and vacancies on the Board. Final approval of director nominees is determined by the full Board, based on the recommendations of the Committee. The Committee’s role includes oversight of our corporate governance program. The Committee’s duties include the development and administration of Heritage’s corporate governance standards.

Risk Committee

The Risk Committee is composed of five members. The Committee meets quarterly and on an as-needed basis to review risks inherent in our business such as credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The Company has established an Enterprise Risk Management model to manage the Company’s risks.

Strategy Committee

The Strategy Committee is composed of six members. The Committee meets quarterly and on an as-needed basis to serve as a resource to executive management in assessing strategies and action plans designed to meet the Company’s strategic objectives.

Trust Committee

The Trust Committee is composed of six members. The Committee meets quarterly and is responsible for regulatory compliance within the trust department. As a separate function, the Committee also reviews activities and compliance of the Wealth Management department.

CORPORATE GOVERNANCE

Heritage is committed to effective corporate governance and acts in a manner that it believes best serves the interests of the Company and its shareholders. The Board reviews Heritage’s policies and business strategies and advises executive management, who manage and implement Heritage’s business model and operations. The Board has adopted Corporate Governance Guidelines, Committee charters, Stock Ownership Guidelines and various policies, including the Code of Ethics Policy and Whistleblower Policy to provide a framework for effective governance practices. The full text of these documents can be found at www.hf-wa.com. Governance is a continuing focus at Heritage and in this section, we describe our key governance policies, guidelines and practices.

Corporate Governance at a Glance

Board Independence	• 12 of 14 of our directors are independent
Board Composition	• The Board regularly assesses its performance through self-evaluation
Board Committees	• Independent directors serve on the Audit and Finance, Governance and Nominating, and Compensation Committees
Leadership Structure	• The positions of Chairman and Chief Executive Officer are separately held
Risk Oversight	• The Board is responsible for key risks and oversees management
Open Communication	• We encourage open communication among our shareholders, directors and management
Stock Ownership

•    Directors and the named executive officers are required to hold and retain Company stock

•    Directors are required to own 3 times the annual cash retainer paid

•    The Chief Executive Officer is required to own 3 times his annual base salary and the other named executive officers are required to own 1.5 times their annual base salaries

Accountability to Shareholders	• We have annual election of all directors • We actively engage with our largest institutional investors through a shareholder outreach process
Succession Planning	• The Board actively monitors our director and management succession planning

Corporate Governance Guidelines

The Corporate Governance Guidelines outline Heritage’s governance framework by addressing such items as responsibilities of directors, adherence to conflict of interest rules, the selection process for director candidates, required meeting attendance, stock ownership guidelines, the annual completion of Board performance assessments, retirement age of directors, director education, succession planning and other important governance matters.

Process for Selecting Directors

The Governance and Nominating Committee Charter requires the Committee to consider in its deliberations for selecting candidates for nomination as a director: each candidate’s business and occupational background and experience; integrity and reputation; education; knowledge of and contacts in our market area and ties to the community; ability to commit adequate time and attention to serve as a director in light of other commitments; ability to work effectively in a group; independence and potential conflicts of interest; tenure on the Board; specialized knowledge or skills; diversity; and any other factors that the Committee deems appropriate. In selecting nominees, the Committee must consider these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining a diversity of backgrounds among its members. In searching for qualified director candidates to fill vacancies on the Board, the Committee begins by soliciting its current Board for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board pursue their own business contacts for the names of potentially qualified candidates, and the Committee may use the services of a search firm. The Committee then considers the potential pool of director candidates, selects the top candidate based on the candidates’ qualifications and the Board’s needs, and conducts an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Heritage. The Committee will consider director candidates recommended by Heritage’s shareholders. If a shareholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board or a search firm, in the same manner in which the Committee would evaluate its nominees for director.

Pursuant to the merger with Washington Banking, Heritage’s Board of Directors adopted amendments to its Bylaws which, among other things, govern vacancies, nomination of directors and reduction of the size of the Board. The actions to be taken depend on whether a director was a “continuing Heritage director” or a “continuing Washington Banking director.” The continuing Heritage directors are the eight members of Heritage’s Board of Directors immediately prior to the effective time of the merger, as designated by Heritage’s Board, and their replacements, if any. The continuing Heritage directors are Directors Brown, Charneski, Christensen, Clees, Ellwanger, Lyon, Vance and Watson. The continuing Washington Banking directors were the seven independent members of Washington Banking’s Board of Directors immediately prior to the effective time of the merger, as designated by Washington Banking’s Board (including each of the persons designated for specified Board or office) and their replacements, if any. The continuing Washington Banking directors are Directors Altom, Crawford, Gavin, Jay T. Lien, Miller, Pickering and Severns. Mr. Lien resigned from the Board effective December 31, 2014 to pursue personal interests.

The revised Bylaws require that the Corporate Governance and Nominating Committee recommend to the Board that each continuing Heritage director and each continuing Washington Banking director be nominated, and that the Board nominate each such director so recommended, for election at each annual meeting of shareholders that is held during the period from May 1, 2014 until May 1, 2016 or such shorter period as determined by the Board (the “integration period”), provided that each director continues to satisfy the eligibility criteria for serving as a Heritage director. In connection with Mr. Lien’s resignation, the Board determined not to fill the vacancy. In accordance with the revised Bylaws, this change in the number of directors was approved by two-thirds of the directors then in office as well as two-thirds of the continuing Heritage directors and two-thirds of the continuing Washington Banking directors.

Board Leadership

The Board annually elects the Chairman and Vice Chairman of the Board. The Chairman leads the Board and presides at all Board meetings, and is responsible for delivery of information to enable the Board to make informed decisions. The Vice Chairman leads the Board meetings in the absence of the Chairman of the Board. The positions of Board Chairman and of President and CEO have been separately held since 2006. The Board believes this structure is appropriate for Heritage because it provides segregation of duties between managing Heritage and leadership of the Board.

Pursuant to the amendments to its Bylaws adopted by Heritage in connection with the merger with Washington Banking, provisions were adopted covering the selection of the Chairman and Vice Chairman of the Board. Effective as of May 1, 2014, the effective date of the merger, Anthony B. Pickering was appointed as Chairman of the Board and Brian S. Charneski was appointed as Vice Chairman of the Board, each to serve until May 1, 2016. If Mr. Pickering ceases to serve as Chairman of the Board for any reason prior to May 1, 2016, his successor as Chairman will be selected by the affirmative vote of at least a majority of the continuing Washington Banking directors, and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation. Any such successor will serve as Chairman of the Board until May 1, 2016. Similarly, if Brian S. Charneski ceases to serve as Vice Chairman of the Board for any reason prior to May 1, 2016, his successor as Vice Chairman of the Board will be selected by the affirmative vote of at least a majority of the continuing Heritage directors, and approved by at least two-thirds of the directors then in office in accordance with the Articles of Incorporation. Any such successor will serve as Vice Chairman of the Board until May 1, 2016.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market. In accordance with NASDAQ requirements, at least a majority of our directors must be independent. The Board has determined that 12 of our 14 directors are independent. Directors Altom, Charneski, Christensen, Clees, Crawford, Ellwanger, Gavin, Lyon, Miller, Pickering, Severns and Watson are all independent. Brian L. Vance, who serves as President and CEO of Heritage Financial Corporation and CEO of Heritage Bank, and David H. Brown, former CEO of Valley Community Bancshares and Valley Bank, are not independent.

Board Risk Oversight

The Board has the ultimate responsibility and authority for overseeing risk management at Heritage. The Board assesses risks facing Heritage and Heritage Bank. On a regular basis, the Board (or its committees) reviews operational and regulatory reports provided by management to assess credit risk, liquidity risk, compliance risk and operational risk.

The Board also delegates the oversight of risk to various committees. The Audit and Finance Committee oversees the financial, accounting and internal control risk management. The Compensation Committee oversees the management of risks that may be posed by our compensation practices and programs. The Compensation Committee is responsible for reviewing compensation policies and practices for all employees to ensure that they do not create or encourage risks that are reasonably likely to have a material adverse effect on Heritage. The Risk Committee oversees the risks inherent in our businesses in the following categories: credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The Audit and Finance Committee and Risk Committee hold a joint meeting annually to review the annual audit plan and risk assessment. The Compensation Committee Chair also attends the joint Audit and Finance and Risk Committee meeting to ensure that compensation risks are also reviewed as part of the annual risk assessment process. The Senior Risk Officer reports directly to the Risk Committee Chair while the Internal Auditor and the Loan Review Manager report directly to the Audit and Finance Committee Chair.

Code of Ethics

The Board has adopted a written Code of Ethics Policy that applies to our directors, officers and employees. The Code of Ethics Policy sets expectations for conducting our business with integrity, due skill, care and diligence while avoiding conflicts of interest.

Shareholder Engagement

The Board believes that accountability to the shareholders is representative of good corporate governance. To that end, we engage with our shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices. In the fourth quarter of 2015, we entered into our second annual targeted shareholder engagement with 12 of our largest institutional investors, which represented approximately 40% of our outstanding shares. We discussed with them our corporate governance practices, executive compensation programs, internal audit practices and shareholder rights. The investors with whom we spoke were supportive of Heritage’s corporate governance practices. See page 24 for additional information about our engagement with shareholders regarding executive compensation.

Communication with the Board of Directors

The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication to Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. Any such communication should state the number of shares beneficially owned by the shareholder making the communication.

Annual Meeting Attendance

Directors are encouraged to attend the annual meeting of shareholders and 12 of 14 directors attended the 2015 annual meeting of shareholders.

Related Party Transactions

We have followed a policy of granting loans to our executive officers and directors, which fully complies with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Heritage. Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all customers, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans and aggregate loans to individual directors and executive officers, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-employee customers of Heritage. Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Heritage Bank pursuant to Regulation O of the Federal Reserve Board, and the requirements of the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks. There are no exceptions to these procedures and all approvals are documented in the meeting minutes. There were $20.77 million in loans outstanding to directors and executive officers as of December 31, 2015, all of which were performing in accordance with their terms.

Corporate Community Engagement

At Heritage, we are fully committed to diversified and impactful giving within the communities we serve. We actively encourage and empower our employees to volunteer and serve as community leaders. During 2015, Heritage invested over $1 million to a diverse group of non-profits within our footprint and our employees donated a significant number of volunteer hours. We believe that our community engagement focus not only strengthens our communities, but supports our strong culture, drives employee engagement, reinforces our brand and results in greater Company performance.

DIRECTOR COMPENSATION

The following table shows the compensation paid to Heritage’s directors for their service to Heritage for the year ended December 31, 2015, with the exception of Brian L. Vance, who is the President and CEO of Heritage, and whose compensation is included in the section below entitled “Executive Compensation.”

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(1)	Total ($)
Rhoda L. Altom	33,500	19,990	53,490
David H. Brown	31,500	19,990	51,490
Brian S. Charneski	46,500	19,990	66,490
Gary B. Christensen	34,000	19,990	53,990
John A. Clees	45,500	19,990	65,490
Mark D. Crawford	35,500	19,990	55,490
Kimberly T. Ellwanger	46,000	19,990	65,990
Deborah J. Gavin	45,000	19,990	64,990
Jeffrey S. Lyon	32,500	19,990	52,490
Gragg E. Miller	38,500	19,990	58,490
Anthony B. Pickering	54,000	19,990	73,990
Robert T. Severns	34,500	19,990	54,490
Ann Watson	35,000	19,990	54,990
(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, please see footnotes to the financial statements in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2015. Outstanding awards are discussed below under “Equity Compensation.”

2015 Director Compensation Highlights

Director fees and the value of equity compensation have remained unchanged since 2014.

Cash Compensation

For 2015, each non-employee director was paid a monthly cash retainer of $2,500 plus committees fees for service as a director. The Chairman of the Board also received a monthly cash retainer of $2,000 in lieu of committee fees. Effective July 1, 2015, the Vice Chairman of the Board was paid an annual cash retainer of $2,500. The Chairs of the Audit and Finance and Compensation Committees were each paid a quarterly cash retainer of $2,500. The Chair of the Governance and Nominating Committee was paid a quarterly cash retainer of $2,500 for the period from January 1, 2015 through June 30, 2015 and then effective July 1, 2015 this was reduced to a quarterly cash retainer of $1,875. The Chair of the Risk Committee was paid a quarterly cash retainer of $1,875, and the Chair of the Trust Committee was paid a quarterly cash retainer of $750. Members and Chairs of the Audit and Finance, Compensation, Governance and Nominating, Risk, Strategy and Trust Committees received an additional per meeting attendance fee of $500.

Mr. Vance did not receive any compensation for service as a director or Board committee member.

Equity Compensation

In June 2014, each non-employee director of Heritage received an award of 1,252 restricted shares of Heritage common stock, which vested on May 1, 2015. In June 2015, each non-employee director received an award of 1,113 restricted shares of Heritage common stock, which vest on May 2, 2016. As of December 31, 2015, Directors Altom, Brown, Charneski, Christensen, Clees, Crawford, Ellwanger, Gavin, Lyon, Miller, Pickering, Severns and Watson each had 1,113 shares of restricted stock outstanding.

Prior to 2010, non-employee directors historically received annual grants of non-qualified stock options. As of December 31, 2015, the non-employee directors had unexercised nonqualified stock options in the following amounts: Mr. Charneski, 500 shares; Mr. Christensen, 1,950 shares; Mr. Clees, 500 shares; Ms. Ellwanger, 500 shares; Mr. Lyon, 500 shares; and Mr. Pickering, 3,092 shares.

Stock Ownership Guidelines

Under our stock ownership guidelines for non-employee directors, each such director is expected to have equity ownership, first in dollars as a multiple of three times their annual cash retainer and then by converting such amount to a fixed number of shares. The retention and holding requirements require directors to retain not less than 50% of shares received (on a net after tax basis) until the director satisfies the ownership requirements. If the director fails to satisfy the ownership requirement, 25% of their annual director fees will be paid in Heritage shares. The guidelines provide the directors three years to comply. As of December 31, 2015, all directors were in compliance, or were within the required time frame to come into compliance, with the stock ownership guidelines. Information about ownership guidelines for our named executive officers can be found in the “Compensation Discussion and Analysis” section of this proxy statement.

PROPOSAL 2—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the annual meeting of shareholders a non-binding proposal to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Heritage’s executives as disclosed in this Proxy Statement. We currently hold our say-on-pay vote every year. The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Heritage Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Heritage’s Proxy Statement for the 2016 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. The Compensation Committee and the Board will consider the outcome of the vote when determining future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that the executive compensation for 2015 is reasonable and appropriate, is justified by Heritage’s performance and is the result of a carefully considered approach.

The Committee regularly reviews our officer compensation strategies, policies and programs in an effort to ensure the program continues to meet these overall objectives. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•	Pay for Performance—A significant portion of our named executive officers’ compensation is tied to performance with clearly articulated financial goals.

•	Annual Compensation Risk Assessment—A process has been established whereby we regularly analyze risks related to our compensation program and conduct a broad risk assessment annually.

•	Key Performance Metrics—Objective performance metrics are established to determine annual incentive compensation.

•	Clawback Policy—The policy requires recovery of performance-based cash and equity incentive compensation following a financial restatement.

•

Performance-based Equity Grants—Awards were determined based on objective performance metrics including a longer term performance period. Equity grants are provided as restricted stock, which typically vest ratably over four years.

•

Stock Ownership Policy—Directors and officers are required to own Heritage common stock having a value of at least the following amounts: 3 times annual cash retainer for directors, 3 times annual base salary for the CEO and 1.5 times annual base salary for the remaining named executive officers.

•	Independent Compensation Consultant—The Compensation Committee retains an independent consultant to obtain advice on executive compensation matters.

Each of the above factors is discussed more fully in the Compensation Discussion and Analysis below.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss our executive compensation philosophy and programs. The “Committee” refers to the Compensation Committee in this Compensation Discussion and Analysis. Following this discussion, we disclose compensation of our named executive officers (“NEOs”) in the Summary Compensation Table and other compensation tables. The following individuals are our NEOs for 2015:

NEO	Title
Brian L. Vance	Chief Executive Officer of Heritage Bank & President & Chief Executive Officer of Heritage Financial Corporation
Jeffrey J. Deuel	President & Chief Operating Officer of Heritage Bank & Executive Vice President of Heritage Financial Corporation
Donald J. Hinson	Executive Vice President & Chief Financial Officer of Heritage Bank and Heritage Financial Corporation
Bryan D. McDonald	Executive Vice President & Chief Lending Officer of Heritage Bank and Heritage Financial Corporation
David A. Spurling	Executive Vice President & Chief Credit Officer of Heritage Bank and Heritage Financial Corporation

Executive Summary

Our Business

Heritage is the parent company of a wholly-owned subsidiary bank, Heritage Bank, headquartered in Olympia, Washington with a branch network of 63 locations from Portland, Oregon to Bellingham, Washington. Effective May 1, 2014, Heritage Bank merged with Washington Banking Company, parent company of Whidbey Island Bank, which has proven to be a transformational transaction. Heritage Bank is committed to being the leading community bank in the Pacific Northwest by continuously improving customer satisfaction, employee empowerment, community investment and shareholder value.

2015 Business Highlights

Heritage embarked on several key initiatives during 2015, which included the successful ongoing integration of Washington Banking Company, expanding in our metro markets, increasing non-interest income, continual credit quality improvements, and capital and balance sheet management. These key initiatives have required a disciplined management team to integrate multiple initiatives while continually focusing on the improvement of key performance metrics. In 2015, we achieved solid financial and operating results, as demonstrated below:

Performance Metric	December 31, 2015	December 31, 2014	% Change
Total Assets	$3.65 billion	$3.46 billion	5.5%
Net Income	$37.5 million	$21.0 million	78.6%
Return on Average Assets	1.06%	0.74%	43.2%
Total Loans, Net	$2.37 billion	$2.22 billion	6.8%
Total Deposits	$3.11 billion	$2.91 billion	6.9%
Return on Average Equity	8.08%	5.61%	44.0%
Dividends Paid (special and regular)	$0.53	$0.50	6.0%

2015 Executive Compensation Highlights

During 2015, the Committee acted in accordance with Heritage’s compensation philosophy and provided our executives with compensation aligned with Heritage’s financial performance and each executive’s individual performance, and commensurate with market comparisons, while continuing to consider shareholder value and prudent risk management. Heritage continually strives to align pay with performance for all officers.

•

Base Salary: NEOs received base salary increases ranging from 3% to 8%. Four of the NEOs received a 3% increase which was in line with the other officers in the Company. The Chief Credit Officer received an 8% increase to be more closely aligned with his peers.

•

Annual Incentive Compensation: Annual cash incentives ranged from $82,670 to $229,232, or 16% to 22% of total compensation, based on a plan whereby two of the three predetermined performance metrics were achieved at or above target.

•	Long-term Incentive Compensation:

•	Equity incentives ranged from $47,293 to $159,886, or 9% to 16% of total compensation, based on 2014 performance metrics.

•

Deferred compensation contributions ranged from $39,936 to $162,307 for Messrs. Vance, Deuel, Hinson and Spurling based on 2014 performance metrics. Mr. McDonald was approved to participate in the deferred compensation plan beginning with 2015. Mr. Spurling’s participation in the deferred compensation plan was extended through the 2016 calendar year. Deferred compensation contributions are generally performance-based with a 16.66% fixed portion for the CEO.

•	New Compensation Consultant: Following a request for proposal process in 2015, Pearl Meyer was engaged as the Compensation Committee’s new compensation consultant.

Consideration of Last Year’s Say-on-Pay Vote

At the 2015 shareholders’ meeting, approximately 88% of the shares present and entitled to vote supported the executive compensation program. Management, the Board, and the Committee pay careful attention to communications received from shareholders regarding executive compensation, including the results of these non-binding advisory votes. The Committee believes that these votes reflect our shareholders’ affirmation of our compensation philosophy and the manner in which we compensate our executives. We value our shareholders’ feedback and, as a result, entered into our second shareholder outreach program during 2015. We contacted 12 institutional shareholders to further understand what, if any, concerns they may have with our compensation programs. The feedback we obtained from our shareholders during this outreach was very positive and supported our overall compensation practices.

We had an opportunity to have a dialogue with the largest institutional shareholder that voted against our executive compensation programs during 2015. This shareholder’s position in Heritage comprised more than 70% of the “against” votes cast. In discussions with this institution’s representative we learned that they supported our compensation programs overall, however, they have a global policy to vote against a company’s executive compensation program if change in control benefits exceed a certain threshold. We appreciated the feedback received and will consider it when making future employment agreement decisions.

In addition to considering the views of our shareholders, the Committee and management regularly review the analysis of our compensation programs by the major proxy advisory firms. The Committee continually strives to design and implement programs to increase shareholder value while retaining key executives and paying them competitively with our peer group.

Best-Practice Features

Embedded in our overall compensation program are additional features that align the interests of our shareholders with those of our executives.

WHAT WE DO	WHAT WE DO NOT DO
• Stock ownership guidelines	• No excessive perquisites, all with a specific business rationale
• Clawback provisions	• No stock option repricing, reloads, or exchanges without shareholder approval
• Annual assessment of incentive compensation risks	• No tax gross-ups
• Independent compensation consultant, hired by and reporting directly to the Compensation Committee	• No hedging of Heritage common stock
• We actively reach out to our shareholders	• No single trigger for accelerated vesting
• The annual cash incentive plan is not paid if the Tier I Leverage ratio drops below 8%	• Fixed compensation is not heavily weighted
• The majority of pay is performance-based

2015 Key Performance Metrics

The graphs below capture the key performance metrics used to determine 2015 incentives for our NEOs. The 2014 and 2013 performance metrics are provided to demonstrate trends and were not used in measuring the 2015 performance for the NEOs.

The 1-Year TSR metric was not utilized for measuring incentives	* Total shareholder return is for a trailing 36-month period.

* Average assets per full-time equivalent reported in thousands for the 4th quarter of the respective year.

** Non-interest expense divided by average assets.

Philosophy and Objectives of Our Executive Compensation Program

Heritage’s compensation philosophy provides overarching guidelines for establishing and managing all elements of compensation. The philosophy is to target total executive compensation at market competitive levels, which we define as between the 50th and 75th percentile of peer banks, in order to manage base salary levels, allow for meaningful performance-based compensation and recruit and retain key talent. Our compensation philosophy takes into account factors such as internal consistency of executive pay, and the experience, tenure and scope of responsibility for each of our NEOs. Officer compensation is weighted toward Heritage’s achievement of stated annual and long-term performance objectives.

Our compensation programs are designed to link compensation with performance, taking into account competitive compensation levels at peer group institutions and in the markets where we compete for talent. The policies and underlying philosophy governing our compensation programs include the following:

•

Employer of Choice—We view compensation as a key factor to be an employer of choice in our markets. We believe that competitive compensation packages allow us to attract and retain well-qualified, key employees critical to our long-term success.

•	Pay Aligned with Performance—We strive to provide a competitive salary combined with incentive opportunities that reward outstanding individual and Company performance.

•

Prudent Management of Risk—We evaluate, design and manage compensation programs to ensure that we are properly and prudently managing any risks created by these programs. The Committee has the authority and responsibility to mitigate such risks, where necessary, through procedural oversight or program modification.

•

Flexibility—We recognize that the market for key talent requires flexibility in compensation in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing market conditions, as well as regulatory restrictions. Furthermore, the targeted position relative to market may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

This compensation philosophy is reviewed periodically by the Committee and is modified, as appropriate, to reflect market trends and industry best practices.

Role of the Compensation Committee

The Compensation Committee, composed entirely of independent directors, establishes and monitors compensation programs for employees of Heritage and its subsidiaries. The Committee’s responsibilities are to:

•	review the goals, policies and objectives of the compensation plans of Heritage and Heritage Bank;

•	review and administer our compensation plans in light of the goals and objectives of these plans, and adopt and recommend new compensation plans or amendments to existing plans;

•	review and approve actions affecting salaries, annual cash incentives, benefits, equity compensation grants and other compensation arrangements for the CEO and other NEOs;

•	review and approve the corporate goals and objectives for the NEOs annually;

•	review and recommend to the full Board for approval the director fees, benefits and equity compensation grants;

•	review the results of any shareholder advisory vote regarding executive compensation and consider whether to implement any changes as a result of such advisory vote;

•

review and evaluate risks posed to Heritage by the design and implementation of various compensation programs and appropriate risk management and controls to avoid or mitigate any excessive or unreasonable risk to Heritage;

•

approve and recommend to the Board for adoption any programs or policies regarding the recovery of previously paid or earned compensation later determined to have been based on inaccurate financial information;

•	review and discuss the Compensation Discussion and Analysis with management; and

•	review our policies regarding the tax deductibility of compensation paid to executive officers for purposes of Section 162(m) of the Internal Revenue Code.

In order to fulfill these responsibilities, the Committee’s charter grants it the authority and adequate funding to retain and terminate any third party advisors for the purpose of evaluating the compensation programs for, and performance of, Heritage’s directors, CEO and senior executive officers.

Role of Executives in Compensation Committee Deliberations

The Committee frequently requests that Mr. Vance and other executives be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only Committee members may vote on decisions regarding executive compensation. The Committee discusses Mr. Vance’s compensation with him, but final deliberations and all votes regarding all compensation are made in executive session with independent directors and without management present. The Committee also reviews Mr. Vance’s recommendations and input from the independent compensation consultant and/or legal counsel when making decisions regarding the compensation of Mr. Vance and the other NEOs.

Compensation Consultants and Advisors

McLagan, an independent compensation consulting firm, provided minor consulting services to the Committee during 2015, such as the review of the proxy statement. The Committee determined that McLagan had no known conflicts of interest that would have impaired its independence in advising the Committee.

Following a request for proposal process during 2015, the Committee engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consulting firm, in December 2015. Pearl Meyer was engaged to review our peer group and perform an executive and director compensation review for 2016. Pearl Meyer does not perform any other services for the Company. After the Committee’s review of applicable rules for independence, the Committee determined that there are no known conflicts of interest between Pearl Meyer and its affiliates and the Company and its affiliates. Pearl Meyer reports directly to the Committee.

The Committee also has the authority to retain, at Heritage’s expense, legal counsel and other advisors on an as-needed basis, and has and will evaluate the independence of such advisors as the Committee deems appropriate and as may be required by the NASDAQ listing standards.

Use of Competitive Data

The last peer group benchmarking study was performed by McLagan during 2014. A peer group was identified based, generally, on the following criteria:

•	publicly-traded financial institutions;

•	locations in the states of Alaska, California, Colorado, Hawaii, Idaho, Montana, Oregon, and Washington;

•	asset size of $1.5 to $8.5 billion as of March 31, 2014; and

•	comparable business model.

Pacific Continental Corporation and Cascade Bancorp were included in the peer group due to their geographic proximity to Heritage, in spite of the fact that they were slightly smaller than the minimum asset size criteria.

The resulting peer group consisted of the following 18:

Bank of California Inc.	Columbia Banking System Inc.	HomeStreet Inc.
Bank of Marin Bancorp	CVB Financial Corp.	National Bank Holdings Corp.
Banner Corporation	Farmers & Merchants Bancorp	Pacific Continental Corporation
Bridge Capital Holdings*	First Interstate BancSystem	Pacific Premier Bancorp
Cascade Bancorp	Glacier Bancorp Inc.	TriCo Bancshares
CoBiz Financial Inc.	Guaranty Bancorp	Westamerica Bancorp
*	Bridge Capital Holdings was previously included in the peer group; however, they merged with Western Alliance Bancorp in June 2015.

Peer Group Data

The following summary data for the peer group was obtained from SNL Financial’s database as of December 31, 2015.

Percentile	Market Capitalization ($ in thousands)	Total Assets ($ in thousands)
25th Percentile	$421,167	$2,600,000
50th Percentile	$587,347	$4,683,908
75th Percentile	$1,270,441	$8,235,555
Heritage Financial Corporation	$564,586	$3,650,792
Heritage Financial Corporation Percent Rank	47%	39%

In addition to analyzing the pay practices and performance of our peer group, the 2014 McLagan study included executive compensation information from banking industry surveys published by McLagan. The Committee considered the findings from the 2014 McLagan analysis in making pay decisions for 2015.

Components of Compensation

The following table lists some of the major components of compensation that we may use as part of the compensation program.

Component	Key Characteristics	Purpose
Base Salary	Fixed compensation component—reviewed annually and adjusted, if and when appropriate	Intended to compensate an executive officer fairly for the responsibility level of the position held as well as be competitive within the banking industry.

Cash Incentives	Annual incentives, variable compensation component	Intended to motivate and reward executive officers for achieving annual goals. The annual incentives are performance-based and reflect the actual performance results compared to established goals.

Equity-Based Compensation	Long-term incentives, variable compensation component—performance-based award opportunity, typically granted annually	Intended to motivate executive officers to achieve our business objectives by tying incentives to long-term performance. The increased stock ownership aligns employee and shareholder interests and serves as a retention tool.

Deferred Compensation	Long-term incentives, variable compensation component—performance-based award opportunity, typically granted annually	Intended to provide a retirement planning mechanism while motivating executive officers to achieve our business objectives by tying incentives to long-term performance.

Post-Employment Compensation	Fixed compensation component	Intended to provide temporary income following an executive officer’s involuntary termination of employment and to retain senior executives in a competitive marketplace.

Target Pay Mix

Target pay mix represents the relative value of each of the primary compensation components as a percentage of total compensation. We seek to compensate our executives through an appropriate balance of fixed and performance-based pay, as well as short and long-term pay. The graphs below represent the target pay mix for 2015. Our CEO and other NEOs have significant pay at-risk, with 100% of their equity award opportunity and a meaningful portion of deferred compensation opportunity subject to pre-established performance goals (50% of the target deferred compensation contribution for our CEO is performance-based; 100% for the other NEOs). In total, performance-based pay represents 43% of target total compensation for the CEO and other NEOs.

Base Salary

Salary levels of executive officers are designed to be competitive within the banking industry and are based on the experience, tenure and responsibility of each officer. We utilize various compensation surveys and peer group comparisons to ensure that executive compensation is not significantly out of line with competitors of a similar size or within our market areas. The Committee generally meets in June of each year in order to approve the base salaries of our NEOs effective July 1 of that year. This timing coincides with the review of the performance of the individual officer and the prior year performance of Heritage and its subsidiaries, as well as the availability of current proxy information for members of our peer group.

Salary Adjustments Made in 2015

As a result of the comprehensive review of executive compensation during 2014, salary adjustments were made during 2014 to move the NEOs’ base salaries closer to the median level of similarly-positioned executives within our new peer group. The salary adjustments made during 2015 were not significant. While Heritage doubled in asset size, resulting in more complexities within the Company and greater responsibilities for our executives following the merger with Washington Banking Company, the Committee and management agreed that Heritage was still growing into its new peer group and should reevaluate any more significant increases when a new compensation study is performed. As a result, even with the salary adjustments made during 2014, the NEOs remain below the new peer group median. The base salaries for 2014 and 2015 were as follows:

Name	Position	2014 Base Salary ($) (effective July 1, 2014)	2015 Base Salary ($) (effective July 1, 2015)	% Increase
Brian L. Vance	Chief Executive Officer	487,008	501,624	3.0
Jeffrey J. Deuel	President, Chief Operating Officer	287,208	295,824	3.0
Donald J. Hinson	Executive Vice President, Chief Financial Officer	251,304	258,864	3.0
Bryan D. McDonald	Executive Vice President, Chief Lending Officer	257,500	265,248	3.0
David A. Spurling	Executive Vice President, Chief Credit Officer	228,204	246,480	8.0

Annual Cash Incentives

We use annual cash incentives to focus attention on current strategic priorities and encourage achievement of corporate objectives. These incentives are provided under our Management Incentive Plan. The objectives of the plan are to reward and retain high performers, to drive Heritage’s long-term financial success, to encourage teamwork and to create an environment where executives are rewarded if Heritage achieves or exceeds pre-determined annual performance criteria. The Management Incentive Plan’s design incorporates annual incentive awards that are linked to the achievement of pre-defined performance goals with targets and maximum percentages determined by roles and responsibilities. The incentive ranges (as a percentage of salary) are designed to provide market competitive payouts for the achievement of threshold, target and maximum levels of performance. The annual awards are determined by previously approved goals, calculated based on actual financial and individual performance results and then recommended by the CEO to the Committee. The Committee then reviews and approves or disapproves the annual cash incentive recommendations.

The Committee approves the funding level for the Management Incentive Plan based on meeting or exceeding corporate performance goals. Each performance goal has an established threshold (minimum), target and maximum expectation level; however, no payment will be made for a goal if performance falls below the threshold level. Performance ratings for each specific corporate and individual goal between threshold and target or between target and maximum will result in the annual cash incentive payout being reduced or increased from target on a prorated basis. Each NEO has a scorecard with performance results. The 2015 Management Incentive Plan provided that no bonus payments will be paid from the plan should the corporate Tier 1 Leverage Ratio drop below 8% at December 31, 2015. The Committee reserves the right, in its sole discretion, to not award any incentive payouts when extraordinary circumstances occur that may negatively impact Heritage.

2015 Annual Cash Incentive Award Determinations

In 2015, each of our NEOs was eligible to participate in the Management Incentive Plan, and had an annual cash incentive opportunity based on specified corporate goals and performance. In order for an executive to be eligible to receive any award, corporate performance had to exceed a threshold level and the executive had to achieve a satisfactory individual performance evaluation.

The opportunities for 2015 cash incentive awards for our NEOs are as follows:

Name	Target Opportunity as % of Base Salary	Maximum Opportunity as % of Base Salary	Earned Annual Cash Incentive	Actual Annual Cash Incentive Received as % of January 1, 2015 Base Salary
Brian L. Vance	40%	60%	$229,232	47.1%
Jeffrey J. Deuel	30%	45%	$101,390	35.3%
Donald J. Hinson	30%	45%	$88,716	35.3%
Bryan D. McDonald	30%	45%	$90,903	35.3%
David A. Spurling	30%	45%	$82,670	36.2%

Annual Cash Incentive Performance Goals

For 2015, the Committee approved the following corporate performance goals for our NEOs:

Corporate Goal	Weighting(1)	Threshold	Target	Maximum	Actual 2015 Performance
Earnings per Share	Varies	$1.10	$1.23	$1.36	$1.25
Net Charge Offs/Average Loans	Varies	0.30%	0.20%	0.15%	0.10%
Assets per Full Time Equivalent (“ApE”)(2)	Varies	$4,700	$4,855	$5,000	$4,837
(1)	Each NEO received the same weighting except for Mr. Spurling. Messrs. Vance, Deuel, Hinson and McDonald had the following weightings: 40%—earnings per share; 35%—net charge offs to average loans and 25%—ApE. Mr. Spurling had the following weightings: 40%—earnings per share; 40%—net charge offs to average loans and 20%—ApE.
(2)	Amounts reflect dollars in thousands.

Equity-Based Compensation

Equity-based compensation is intended to more closely align the financial interests of our executives with long-term shareholder value, and to assist in the retention of key executives. Our equity-based compensation program is designed to incorporate a threshold, target and maximum of base salary dependent on roles and responsibilities, with equity awards linked to the achievement of the pre-defined performance goals. The incentive ranges (as a percentage of salary) are designed to provide market-competitive payouts for the achievement of threshold, target and maximum levels of performance. Actual award amounts are determined based on the achievement of previously-approved goals, calculated based on financial and individual performance. The Committee then reviews and approves or disapproves the equity-based compensation recommendations. Officers are required to receive a satisfactory annual performance evaluation rating to obtain an equity award, and the equity-based compensation awarded is ultimately discretionary.

The Heritage Financial Corporation 2014 Omnibus Equity Plan allows us to grant stock options, stock appreciation rights, restricted stock, restricted performance stock, unrestricted stock or performance unit awards to directors, officers and other employees of Heritage and its subsidiaries.

The CEO makes recommendations to the Committee regarding the amount and terms of equity awards for the other NEOs. Using the recommendations of the CEO, the Committee determines which executives will receive awards and determines the number of shares subject to each award. The Chair of the Committee, working with the Committee’s independent compensation consultant, recommends to the Committee the amount and terms of equity awards for the CEO.

2015 Equity Award Determinations

In February 2015, our NEOs received grants of restricted stock based on 2014 performance with Mr. McDonald’s grant pro-rated as a result of the May 1, 2014 effective date of the merger with Washington Banking. Heritage applied target award opportunities expressed as a percentage of salary, as described in the table below. NEOs are assigned to target opportunities based upon factors such as title, position and/or responsibilities. If a NEO did not meet the performance goals under the Management Incentive Plan for the prior year, they may not receive an award, or the award may be reduced. Additionally, the NEO is required to maintain a satisfactory performance rating to receive an equity award. The Committee may make discretionary grants of stock options or restricted stock, based on factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and the recruitment of new officers.

The following table contains the target opportunity for each of our NEOs, as well as their potential and actual 2015 awards, expressed as a percentage of base salary.

Name	Target Opportunity as % of Base Salary	Maximum Opportunity as % of Base Salary	Equity Awards Granted ($)	2015 Actual Award as % of January 1, 2015 Base Salary
Brian L. Vance	30%	45.0%	159,886	33%
Jeffrey J. Deuel	25%	37.5%	78,584	27%
Donald J. Hinson	25%	37.5%	73,472	29%
Bryan D. McDonald	25%	37.5%	47,293	27%
David A. Spurling	25%	37.5%	50,159	22%

To determine the 2015 equity awards, Heritage took into consideration whether our NEOs met their individual performance goals under the Management Incentive Plan for 2014. In March 2014, the Committee approved all such goals for the NEOs, which were related to Heritage’s 2014 performance. These goals are set forth in the table below.

Corporate Goal	Weighting(1)	Threshold	Target	Maximum	Actual 2014 Performance
Net Charge Offs/Average Loans(2)	Varies	0.25%	0.20%	0.15%	0.30%
3-Year Total Shareholder Return	Varies	46.0%	57.2%	69.5%	56.6%
Earnings per Share	Varies	$0.52	$0.64	$0.75	$0.82
Assets per Full Time Equivalent (“ApE”)(3)	Varies	$4,290	$4,461	$4,647	$4,623
(1)	Each NEO received a different weighting. Messrs. Vance and Deuel had the following weightings: 20%—nonperforming assets; 15%—three-year total shareholder return; 30%—net interest margin; and 35%—ApE. Mr. Hinson had the following weightings: 15%—nonperforming assets; 15%—three-year total shareholder return; 35%—net interest margin; and 35%—ApE. Mr. Spurling had the following weightings: 35%—nonperforming assets; 15%—three-year total shareholder return; 30%—net interest margin; and 20%—ApE.
(2)	This metric replaced the nonperforming assets to total originated assets objective established at the beginning of 2014. We made this change because the Washington Banking merger caused distorted results in nonperforming assets that would have led to unreasonably high payouts. Management recommended the change to net charge offs in September 2014 to preserve the intent of the prior performance metric, even though it resulted in a smaller payout to management.
(3)	Amounts reflect dollars in thousands.

Stock Ownership Guidelines

Heritage maintains stock ownership guidelines for our NEOs. These guidelines were established to promote a long-term perspective in managing Heritage and to help align the interests of our shareholders and NEOs. The stock ownership goal for each person is determined on an individual basis, first in dollars as a multiple as follows—three times base salary for the CEO and one and one half times base salary for the other NEOs—and then by converting such amount to a fixed number of shares. The retention and holding requirements require NEOs to retain not less than 50% of shares received (on a net after tax basis) until the NEO satisfies the ownership requirements. If the NEO fails to satisfy the ownership requirement, 25% of their annual incentive bonus will be paid in Heritage shares. The guidelines provide the NEOs five years to comply. As of December 31, 2015, all NEOs were in compliance with the stock ownership guidelines. Information about ownership guidelines for our non-employee directors can be found in the “Director Compensation” of this proxy statement.

Risk Assessment Analysis

Each year, Heritage performs a detailed risk analysis of each of the Company’s compensation programs. This report is presented to the Committee for review and discussion. If warranted, the Committee will recommend changes to address concerns or considerations raised in the risk review process. Changes may be recommended for the program design or its oversight and administration in order to mitigate unreasonable risk, if any is determined to exist. The Committee has concluded that the Company’s compensation arrangements do not encourage employees to take unnecessary and excessive risks. We do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on Heritage.

Clawback Policy

Heritage strengthened its clawback policy in early 2015 which provides the Board with authority to recover certain bonus or other incentive compensation paid to any NEO in appropriate circumstances where there has been a restatement of Heritage’s financial statements filed with the SEC. While the Committee believes its risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with the rules required to be issued under the Dodd-Frank Act.

Retirement Benefits

401(k) Plan: We maintain the Heritage Financial Corporation 401(k) Plan Profit Sharing Plan and Trust as a retirement plan. During early 2014, we eliminated the employee stock ownership portion of the Plan. The Plan is a defined contribution plan and is designed to provide employees (including our NEOs) with savings opportunities and financial security during retirement. There are two possible Company contributions to the Plan:

•	A matching contribution equal to 50% of an employee’s salary deferral contributions up to a maximum of 6% of an employee’s eligible compensation; and

•

A profit-sharing contribution that includes a discretionary contribution based on a percentage of an employee’s eligible compensation based on Heritage’s financial performance and management’s recommendation, as may be approved by the Board. For 2015, the Company did not make a discretionary contribution to the Plan.

Deferred Compensation Plan: Under the Deferred Compensation Plan, participants are permitted to elect to defer compensation and Heritage has the discretion to make additional contributions to the plan on behalf of any participant based on a number of factors. The notional account balances of participants under the plan earn interest on an annual basis. The applicable interest rate as initially selected by the Committee is the Moody’s Seasoned Aaa Corporate Bond Yield as of January 1 of each year. Generally, a participant’s account is payable upon the earliest of the participant’s separation from service with Heritage, the participant’s death or disability, or a specified date that is elected by the participant in accordance with applicable rules of the Internal Revenue Code. Heritage’s obligation to make payments under the Deferred Compensation Plan is a general obligation of the Company and is to be paid from Heritage’s general assets. As such, participants are general unsecured creditors of Heritage with respect to their participation under the Plan. The Committee believes that the Deferred Compensation Plan provides Heritage with another tool to attract and retain the best qualified individuals to serve in key roles within the organization.

Messrs. Vance, Deuel, Hinson and Spurling have been granted awards pursuant to which Heritage will make contributions to accounts maintained on their behalf under the Deferred Compensation Plan. The terms of the particular awards to Messrs. Vance, Deuel, Hinson and Spurling are described in more detail following the Nonqualified Deferred Compensation table below.

The Committee approved the following performance goals for the 2014 performance period for Messrs. Vance, Deuel, Hinson and Spurling:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2014 Performance
Net Charge Offs(1)	50%	0.25%	0.20%	0.15%	0.30%
Earnings per Share	50%	$0.52	$0.64	$0.75	$0.82
(1)	This metric is the ratio of net charge offs to average loans.

The following table reflects the 2015 deferred compensation contributions based on 2014 performance:

Name	Earned Deferred Compensation Incentives ($)	Earned Deferred Compensation Incentive as Percentage of Total Compensation (%)
Brian L. Vance	162,307	15.2
Jeffrey J. Deuel	50,261	9.4
Donald J. Hinson	43,978	9.3
Bryan D. McDonald	-	-
David A. Spurling	39,936	9.5

The Committee approved the following performance goals for the 2015 performance period for Messrs. Vance, Deuel, Hinson, McDonald and Spurling:

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual 2015 Performance
Net Charge Offs(1)	50%	0.30%	0.20%	0.15%	0.10%
Earnings per Share	50%	$1.10	$1.23	$1.36	$1.25
(1)	This metric is the ratio of net charge offs to average loans.

In February 2016, the Compensation Committee approved Company contributions to the Deferred Compensation Plan of $215,420, $84,765, $74,175, $76,004 and $70,626 on behalf of Messrs. Vance, Deuel, Hinson, McDonald and Spurling, respectively, based on 2015 performance. Additionally, the Compensation Committee extended Mr. Spurling’s participation in the plan through 2016.

Perquisites and Other Benefits

Some of the NEOs receive perquisites in the form of club memberships and use of automobiles. These perquisites are considered a priority for these individuals because of their community involvement and business development activities. In addition, each of our NEOs have entered into a split dollar agreement that provides additional life insurance in an amount equal to 100% of their base salary. Our NEOs participate in all other Heritage benefit plans on the same terms as other employees. These plans include medical, dental and vision insurance, life insurance, long-term disability insurance and flexible spending accounts.

Tax and Accounting Considerations

Heritage takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. In selecting appropriate incentive devices, the Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and three other most highly compensated executive officers of a corporation (other than the chief financial officer) in a taxable year. All of the compensation Heritage paid in 2015 to its NEOs is expected to be deductible under Section 162(m). The Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so would be in our best interests.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Heritage Financial Corporation for the year ended December 31, 2015 has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s discussion with management, the Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

Respectfully submitted by:

Kimberly T. Ellwanger, Chair

Jeffrey S. Lyon

Anthony B. Pickering

Robert T. Severns

Ann Watson

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by our NEOs paid or accrued for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian L. Vance	2015	494,316	-		159,886	229,232	3,653	183,576	1,070,663
President & Chief	2014	449,508	-		243,479	157,813	2,399	212,508	1,065,707
Executive Officer of Heritage	2013	412,008	-		126,697	161,329	-	113,047	813,081
Jeffrey J. Deuel	2015	291,516	-		78,584	101,390	1,018	65,945	538,453
President & Chief Operating Officer of Heritage Bank	2014 2013	271,608 256,008	- -		136,336 78,717	70,043 75,183	257 -	119,613 58,626	597,857 468,534

Donald J. Hinson	2015	255,084	-		73,472	88,716	947	52,771	470,990
Executive Vice President, Chief Financial Officer of	2014 2013	247,656 244,008	- -		132,966 75,026	71,335 70,621	245 -	109,241 51,829	561,443 441,484
Heritage and Heritage Bank
Bryan D. McDonald(5)	2015	261,374	125,000	(6)	47,293	90,903	-	38,599	563,169
Executive Vice President,	2014	171,667	83,333	(6)	50,005	56,747	-	24,286	386,038
Chief Lending Officer of	2013	-	-		-	-	-	-	-
Heritage Bank
David A. Spurling	2015	237,342	-		50,159	82,670	653	48,921	419,745
Executive Vice President,	2014	221,730	-		174,259	47,306	74	101,848	545,217
Chief Credit Officer of	2013	210,132	-		63,042	60,206	-	16,806	350,186
Heritage Bank
(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, please see Note 20 to the Consolidated Financial Statements in the Form 10-K for the year ended December 31, 2015.
(2)	Reflects amounts earned under the Management Incentive Plan. The material terms of the Management Incentive Plan for 2015 are described in the Compensation Discussion and Analysis under “2015 Annual Cash Incentive Award Determinations.”
(3)	Consists of above market interest on deferred compensation under the Deferred Compensation Plan.
(4)	The following table reflects all other compensation to our NEOs for 2015:

Name	Employer 401(k) Match ($)	Cell Phone ($)	Deferred Compensation Plan Contributions ($)	Club Membership ($)	Automobile Provision ($)	Housing Allowance ($)	Executive Life Insurance ($)	Total ($)
Brian L. Vance	7,950	2,142	162,307	6,746	4,154	-	277	183,576
Jeffrey J. Deuel	7,950	825	50,261	2,258	4,526	-	125	65,945
Donald J. Hinson	7,950	750	43,978	-	-	-	93	52,771
Bryan D. McDonald	7,950	223	-	-	6,152	24,000	274	38,599
David A. Spurling	7,950	900	39,936	-	-	-	135	48,921

(5)	Mr. McDonald joined Heritage on May 1, 2014 as part of the Washington Banking merger.
(6)	Paid pursuant to the Washington Banking merger employment agreement.

Grants of Plan-Based Awards Table

The following table discloses each plan-based award made to our NEOs during the year ended December 31, 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Brian L. Vance	-	-	194,803	292,205	-		-
	2/25/2015	-	-	-	9,821	(2)	159,886
Jeffrey J. Deuel	-	-	86,162	129,244	-		-
	2/25/2015	-	-	-	4,827	(2)	78,584
Donald J. Hinson	-	-	75,391	113,087	-		-
	2/25/2015	-	-	-	4,513	(2)	73,472
Bryan D. McDonald	-	-	77,250	115,875	-		-
	2/25/2015	-	-	-	2,905	(2)	47,293
David A. Spurling	-	-	68,461	102,692	-		-
	2/25/2015	-	-	-	3,081	(2)	50,159
(1)	Reflects the target and maximum award opportunities under the Management Incentive Plan for 2015. The actual awards for 2015 are presented in the Summary Compensation Table. There were no threshold opportunity levels under the Management Incentive Plan for 2015; however, in order for a participant to be eligible to receive any award, corporate performance had to exceed a threshold level and the participant had to achieve a satisfactory individual performance evaluation. The material terms of the Management Incentive Plan for 2015 are described in the Compensation Discussion and Analysis under “2015 Annual Cash Incentive Award Determinations.”
(2)	Reflects restricted stock awards granted in 2015 based upon 2014 Company performance. The material terms of these awards are described in the Compensation Discussion and Analysis under “2015 Equity Award Determinations.”

Outstanding Equity Awards Table

The following table shows the outstanding option awards and unvested stock awards held by our NEOs as of December 31, 2015.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Brian L. Vance	-	-	-	-	-	27,420	(2)	516,593
Jeffrey J. Deuel	2/25/2010	6,667	-	14.88	2/25/2017	-		-
	2/25/2010	6,667	-	14.88	2/25/2018	-		-
	-	-	-	-	-	22,130	(3)	416,929
Donald J. Hinson	2/26/2009	1,000	-	11.35	2/26/2017	-		-
	5/25/2010	4,330	-	14.77	5/25/2020	-		-
	-	-	-	-	-	21,364	(4)	402,498
Bryan D. McDonald	4/26/2007	1,262	-	15.12	4/26/2017	-		-
	-	-	-	-	-	5,262	(5)	99,136
David A. Spurling	5/25/2010	4,587	-	14.77	5/25/2020	-		-
	-	-	-	-	-	15,439	(6)	290,871

(1)	Represent grants of restricted shares of Heritage common stock. The market value of these awards is the number of shares that had not vested as of December 31, 2015 multiplied by the December 31, 2015 closing price of Heritage common stock of $18.84.
(2)	Reflects 1,721 shares granted on June 25, 2012, 4,445 shares granted on June 26, 2013, 11,433 shares granted on July 24, 2014 and 9,821 shares granted on February 25, 2015, which each vest ratably over the four years from the date of grant.
(3)	Reflects 1,011 shares granted on June 25, 2012, 2,762 shares granted on June 26, 2013, 6,402 shares granted on July 24, 2014 and 4,827 shares granted on February 25, 2015, which vest ratably over the four years from the date of grant; and 7,128 shares granted on September 7, 2012, which vest on September 7, 2016.
(4)	Reflects 847 shares granted on June 25, 2012, 2,632 shares granted on June 26, 2013, 6,244 shares granted on July 24, 2014 and 4,513 shares granted on February 25, 2015, which each vest ratably over the four years from the date of grant; and 7,128 shares granted on September 7, 2012, which vest on September 7, 2016.
(5)	Reflects 2,357 shares granted on May 1, 2014 and 2,905 shares granted on February 25, 2015, which vest ratably over four years from the date of grant.
(6)	Reflects 794 shares granted on June 25, 2012, 2,212 shares granted on June 26, 2013, 3,487 shares granted on July 24, 2014 and 3,081 shares granted on February 25, 2015, which each vest ratably over the four years from the date of grant; and 5,865 shares granted on January 2, 2014, which vest on December 10, 2017.

Option Exercises and Stock Vested

The following table shows the value realized upon the exercise of stock options and the vesting of stock awards for the NEOs during the year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian L. Vance	-	-	9,448	165,175
Jeffrey J. Deuel	6,666	22,242	10,520	177,899
Donald J. Hinson	1,000	7,380	5,077	88,831
Bryan D. McDonald	5,286	54,869	786	12,670
David A. Spurling	1,600	7,595	3,843	67,099

Nonqualified Deferred Compensation

The following table provides information for the NEOs regarding participation in plans that provide for the deferral of compensation on a non-tax qualified basis during the year ended December 31, 2015.

Name	Executive Contributions ($)	Registrant Contributions ($)(1)	Aggregate Earnings ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015 ($)(2)
Brian L. Vance	-	162,307	23,035	-	642,249
Jeffrey J. Deuel	-	50,261	6,417	-	178,915
Donald J. Hinson	-	43,978	5,970	-	166,456
Bryan D. McDonald	-	-	-	-	-
David A. Spurling	-	39,936	4,115	-	114,728
(1)	All amounts were reported as compensation for 2015 in the Summary Compensation Table above.
(2)	The following amounts were reported as compensation in the Summary Compensation Table in previous years: Messrs. Vance, Deuel, Hinson and Spurling had prior year contributions of $428,006, $115,863, $110,432 and $67,663, respectively.

Heritage adopted a deferred compensation plan in 2012. Heritage has since entered into contribution agreements with Messrs. Vance, Deuel, Spurling and Hinson that provided for 2015 contributions to each executive’s account based on 2014 performance. The potential contributions were based on a percentage of the respective executive’s salary, with a pre-determined minimum, target and maximum level, with the amount of the contributions based on the achievement of performance goals under the Deferred Compensation Plan.

Under Mr. Vance’s Deferred Compensation Plan participation agreement, Heritage’s contributions for 2015 were set at 16.66% of salary for minimum achievement of performance goals, 33.33% for target achievement and 50% for maximum achievement. With respect to Mr. Vance, the 16.66% minimum achievement is a fixed amount to be contributed annually, that may be increased based upon performance that is greater than the minimum performance threshold. The Compensation Committee intends for this minimum 16.66% annual contribution to act as a retirement benefit in addition to the performance-based component. Company contributions on behalf of Mr. Vance were 60% vested as of January 2015 and will vest an additional 10% as of each January 1 thereafter. Mr. Vance’s participation agreement provides for Company contributions under the Deferred Compensation Plan for the years 2012 through and including 2019.

Under their respective Deferred Compensation Plan participation agreements, Heritage’s contributions on behalf of Messrs. Deuel and Hinson for 2014 were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Messrs. Deuel and Hinson under the Deferred Compensation Plan were 30% vested as of January 1, 2015 and will vest an additional 10% as of each January 1 thereafter. Their participation agreements provide for Company contributions under the Deferred Compensation Plan for the years 2012 through and including 2016.

Under Mr. Spurling’s Deferred Compensation Plan participation agreement, which was entered into as of January 2, 2014, Heritage’s contributions on his behalf for 2014 were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Mr. Spurling under the Deferred Compensation Plan were 25% vested as of January 1, 2015 and will vest an additional 15% as of January 1, 2016 and 20% as of each January 1 thereafter. His participation agreement, as amended in 2015, provides for Company contributions under the Deferred Compensation Plan for the years 2013 through and including 2016.

Under Mr. McDonald’s Deferred Compensation Plan participation agreement, which was entered into as of January 1, 2015, Heritage’s contributions on his behalf for 2015 were set at 10% of salary for minimum achievement of performance goals, 20% for target achievement and 35% for maximum achievement. Company contributions on behalf of Mr. McDonald under the Deferred Compensation Plan vest 10% as of January 1, 2016 and 10% as of each January 1 thereafter. His participation agreement provides for Company contributions under the Deferred Compensation Plan for the years 2015 through and including 2017.

Under the Deferred Compensation participation agreements, Heritage’s contributions fully vest upon a change in control or the participant’s death or disability. In the event of the participant’s separation from service other than for cause, the participant forfeits all unvested amounts and if the separation from service is for cause, the participant forfeits all vested and unvested amounts.

Distributions of the vested portion begin on the later to occur of the participant’s 65th birthday or the participant’s separation from service or following the participant’s death or disability.

Distributions that are made as a result of the participant attaining age 65 or separating from service, other than due to death or disability, are made in 24 equal monthly installments. If, however, the separation from service occurs within 24 months following a change in control or as a result of the participant’s death or disability, the payment is made in a lump sum.

In February 2016, the Compensation Committee approved Company contributions to the Deferred Compensation Plan of $215,420, $84,765, $74,175, $76,004 and $70,626 on behalf of Messrs. Vance, Deuel, Hinson, McDonald and Spurling, respectively, based on the achievement of 2015 performance goals under their respective Deferred Compensation Plan participation agreements.

Potential Payments Upon Termination or Change in Control

The following table reflects the estimated amount of compensation that would be paid to each of our NEOs in the event of various terminations of employment and in the event of a change in control of Heritage. The values assume a termination date of December 31, 2015. The exact values would need to be calculated upon the actual termination of employment. The calculations do not include compensation and benefits the NEOs would receive that are generally available to our salaried employees.

Name	Compensation/ Benefits Payable upon Termination	Termination Without Cause by the Employer or Termination for Good Reason by the Employee ($)	Qualifying Termination in Connection with a Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Change in Control—No Termination ($)
Brian L. Vance	Cash Severance	1,368,831	2,053,246	-	-	-
	Accelerated Vesting of Equity Awards(1)	516,593	516,593	516,593	516,593	-
	Accelerated Vesting of Deferred Compensation(2)	-	256,900	256,900	256,900	256,900
	Continued Medical and Dental Coverage	27,642	27,642	-	-	-
	Total	1,913,066	2,854,381	773,493	773,493	256,900
Jeffrey J. Deuel	Cash Severance	378,030	765,059	-	-	-
	Accelerated Vesting of Equity Awards(1)	416,929	416,929	416,929	416,929	-
	Accelerated Vesting of Deferred Compensation(2)	-	125,240	125,240	125,240	125,240
	Continued Medical and Dental Coverage	24,763	37,145	-	-	-
	Total	819,722	1,335,373	542,169	542,169	125,240
Donald J. Hinson	Cash Severance	335,754	671,509	-	-	-
	Accelerated Vesting of Equity Awards(1)	402,498	402,498	402,498	402,498	-
	Accelerated Vesting of Deferred Compensation(2)	-	116,519	116,519	116,519	116,519
	Continued Medical and Dental Coverage	23,805	35,707	-	-	-
	Total	762,057	1,226,233	519,017	519,017	116,519
Bryan D. McDonald	Cash Severance	339,073	678,146	-	-	-
	Accelerated Vesting of Equity Awards(1)	99,136	99,136	99,136	99,136	-
	Accelerated Vesting of Deferred Compensation(2)	-	-	-	-	-
	Continued Medical and Dental Coverage	23,805	35,707	-	-	-
	Total	462,014	812,989	99,136	99,136	-
David A. Spurling	Cash Severance	309,874	619,748	-	-	-
	Accelerated Vesting of Equity Awards(1)	290,871	290,871	290,871	290,871	-
	Accelerated Vesting of Deferred Compensation(2)	-	86,046	86,046	86,046	86,046
	Continued Medical and Dental Coverage	18,355	27,533	-	-	-
	Total	619,100	1,024,198	376,917	376,917	86,046
(1)	Amounts are based on Heritage’s common stock closing price of $18.84 on December 31, 2015.
(2)	The incremental cost or unvested portion of deferred compensation is reflected in this table.

Employment Agreements and Severance/Change in Control Benefits

The rationale for having employment and severance/change in control agreements in place is to retain the employment of our NEOs, and the talent, skills, experience and expertise that they provide to Heritage. Retention of the current leadership team is a critical goal of the Board as it protects Heritage and the shareholders and provides stability and the type of skilled leadership needed in the current environment. Employment agreements also provide critical protection to Heritage by subjecting the executives to non-competition, non-solicitation and other restrictions following their employment.

Employment Agreements—Messrs. Vance, Deuel and Hinson:    On September 7, 2012, Heritage entered into employment agreements with Messrs. Vance, Deuel, and Hinson. The agreements have initial terms through June 30, 2015 for Mr. Vance and through June 30, 2014 for Messrs. Deuel and Hinson. The terms of the agreements automatically extend for an additional year beginning on July 1, 2014 for Mr. Vance and July 1, 2013 for Messrs. Deuel and Hinson, and on each July 1 thereafter, unless either party gives at least 90 days’ prior notice of non-renewal.

The employment agreements provide for annual base salaries which were $501,624, $295,824 and $258,864 as of December 31, 2015 for Messrs. Vance, Deuel and Hinson, respectively. The base salaries are reviewed annually and may be increased at the discretion of the Board. The agreements provide that the executives are eligible to receive performance-based annual incentive bonuses, in accordance with Heritage’s annual incentive plan, and also to receive employee benefits on as favorable a basis as other similarly situated and performing senior executives of Heritage. Messrs. Vance and Deuel are each provided an automobile for business use or a car allowance, at Heritage’s prerogative.

The agreements for Messrs. Vance, Deuel and Hinson provide for severance benefits in the event the executive’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that does not occur within six months before or within 24 months after a change in control of Heritage (“Covered Period”), Mr. Vance would be entitled to receive an amount equal to 200% of his base salary plus three-year average annual bonus (“Base Compensation”) and Messrs. Deuel and Hinson would each be entitled to receive an amount equal to 100% of their Base Compensation, all payable in monthly installments over a 24-month period. For a Termination that occurs during a Covered Period, Mr. Vance would be entitled to receive a lump sum equal to 300% of his Base Compensation and Messrs. Deuel and Hinson would each be entitled to receive a lump sum equal to 200% of their Base Compensation. The executives and their eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage (18 months’ coverage for Mr. Vance for any Termination; for Messrs. Deuel and Hinson, 12 months’ coverage for a Termination that does not occur during a Covered Period and 18 months’ coverage for a Termination during a Covered Period). The employment agreements also provide for accelerated vesting of outstanding equity awards in the event of a Termination.

All severance benefits under the employment agreements for Messrs. Vance, Deuel and Hinson are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against Heritage. The agreements are subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreements provide for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Section 280G of the Internal Revenue Code.

The employment agreements for all the executives contain restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by the executives during and after their employment with the Heritage, and prohibiting the executives from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The non-solicitation and non-competition provisions apply to Mr. Vance for a period of 24 months following any termination not in connection with a change in control. For Messrs. Deuel and Hinson, the non-competition provisions apply for a period of 12 months following any termination not in connection with a change in control and the non-solicitation provisions apply for a period for 24 months following any termination not in connection with a change in control. The non-competition and non-solicitation provisions apply to Messrs. Vance, Deuel and Hinson for a period of 12 months following any termination in connection with a change in control.

Employment Agreement—Mr. McDonald:    Effective as of May 1, 2014, in connection with the Washington Banking merger, Heritage entered into an employment agreement with Mr. McDonald pursuant to which he serves as Executive Vice President and Chief Lending Officer of Heritage Bank. Mr. McDonald’s employment agreement has an initial term from May 1, 2014 through June 30, 2016, with the agreement automatically extending for an additional year beginning on July 1, 2015 and on each July 1 thereafter, unless either party gives at least 90 days’ prior notice of non-renewal. Mr. McDonald is provided an automobile for business use or a car allowance, at Heritage’s prerogative. The employment agreement provides for an annual base salary which was $265,248 as of December 31, 2015. Mr. McDonald’s employment agreement contains other benefits and terms and conditions that are substantially similar to the employment agreements with Messrs. Deuel and Hinson that are described above.

Employment Agreement—Mr. Spurling:    On January 2, 2014, Heritage entered into an employment agreement with Mr. Spurling pursuant to which he serves as Executive Vice President and Chief Credit Officer of Heritage and Heritage Bank. Mr. Spurling’s employment agreement has an initial term from January 1, 2014 through June 30, 2016, with the agreement automatically extending for an additional year beginning on July 1, 2015 and on each July 1 thereafter, unless either party gives at least 90 days’ prior notice of non-renewal. The employment agreement provides for an annual base salary which was $246,480 as of December 31, 2015. Mr. Spurling’s employment agreement contains other benefits and terms and conditions that are substantially similar to the employment agreements with Messrs. Deuel and Hinson that are described above.

Equity Plans

The 2010 Omnibus Equity Plan provides for accelerated vesting of awards upon disability, death or retirement eligibility (at or after age 65 and 10 years of service). The 2010 Omnibus Equity Plan further provides that in the event of a change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested.

Heritage currently maintains the Heritage Financial Corporation 2014 Omnibus Equity Plan. This Plan provides for accelerated vesting of awards upon disability or death. The 2014 Omnibus Equity Plan contains a “double trigger” vesting provision that provides that in the event of a change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or provide substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient terminates his or her own employment for good reason within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Ellwanger, Lyon, Pickering, Severns and Watson. No members of this Committee were officers or employees of Heritage or its subsidiaries during the year ended December 31, 2015 or at March 8, 2016, nor were they formerly officers or had any relationships otherwise requiring disclosure.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The following Report of the Audit and Finance Committee of the Board of Directors for the year ended December 31, 2015 shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Heritage specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for: (1) preparing Heritage’s financial statements so that they comply with generally accepted accounting principles and fairly present Heritage’s financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes. In furtherance of its role, the Audit and Finance Committee undertakes periodic reviews of Heritage’s internal controls and areas of potential exposure, such as litigation matters. The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.

The Audit and Finance Committee reports as follows with respect to Heritage’s audited financial statements for the year ended December 31, 2015:

•	The Audit and Finance Committee has reviewed and discussed the audited financial statements with management;

•

The Audit and Finance Committee has discussed with the independent registered public accounting firm, Crowe Horwath LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board;

•

The Audit and Finance Committee has received the written disclosures and the letter from Crowe Horwath LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath LLP’s communications with the Audit and Finance Committee concerning its independence, and has discussed the same with Crowe Horwath LLP; and

•

The Audit and Finance Committee has, based on its review and discussions with management of the 2015 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Heritage’s audited financial statements for the year ended December 31, 2015 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit and Finance Committee for the year ended December 31, 2015:

Respectfully submitted by:

Deborah J. Gavin, Chair

Brian S. Charneski

John A. Clees

Mark D. Crawford

Gragg E. Miller

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Crowe Horwath LLP as its independent registered public accounting firm for the year ending December 31, 2016. You are asked to ratify the appointment of Crowe Horwath LLP at the annual meeting. Although shareholder ratification of the appointment of Crowe Horwath LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of Crowe Horwath LLP is not ratified by our shareholders, the Audit and Finance Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe Horwath LLP. Even if the appointment of Crowe Horwath LLP is ratified by the shareholders at the annual meeting, the Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year. Crowe Horwath LLP served as Heritage’s independent registered public accounting firm for the years ended December 31, 2013, 2014 and 2015.

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Heritage’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Audit and Finance Committee discussed with Crowe Horwath LLP the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2015. Heritage also reviewed and discussed with Crowe Horwath LLP, as described below, and determined the fees billed for services were compatible with Crowe Horwath LLP maintaining its independence.

A representative of Crowe Horwath LLP is expected to attend the annual meeting of shareholders to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for Heritage for the year ending December 31, 2016.

Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed to Heritage by its principal accountant for or during the years indicated. Crowe Horwath LLP audited Heritage’s consolidated financial statements for the years ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015	2014
Audit Fees(1)	$494,000	$738,000
Audit-Related Fees(2)	28,000	26,000
Tax Fees	-	-
All Other Fees(3)	27,000	25,000

Total	$549,000	$789,000
(1)

Audit fees consist of fees paid for the audit of Heritage’s consolidated financial statements included in the Form 10-K, the audit of the Heritage’s internal control over financial reporting and the reviews of the interim condensed consolidated financial statements included in the Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements, and the review of registration statements filed with the SEC and the issuance of consents.
(2)	Audit-related fees consist of fees for the audit of the employee benefit plan sponsored by Heritage.
(3)	All other fees consist of fees for professional services related to the review of the trust department of Heritage Bank.

Pre-approval Policy

It is the policy of the Audit and Finance Committee to pre-approve all audit and permissible non-audit services to be provided by the registered public accounting firm and the estimated fees for these services. Pre-approval is typically granted by the full Audit and Finance Committee. In considering non-audit services, the Audit and Finance Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31, 2015, the Audit and Finance Committee approved all, or 100%, of the services provided by Crowe Horwath LLP that were designated as audit fees, audit-related fees and all other fees as set forth in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of Heritage’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and we are required to disclose in this Proxy Statement any late filings or failures to file. Based solely on our review of the copies of such forms we have received and written representations provided to us by the above-referenced persons, we believe that, during the year ended December 31, 2015, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the executive office at 201 Fifth Avenue S.W., Olympia, Washington 98501, no later than November 23, 2016. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation generally provide that shareholders will have the opportunity to nominate Heritage directors if the nominations are made in writing and delivered to our Chairman not less than 14 days nor more than 50 days before such annual meeting of shareholders; provided, however, if less than 21 days’ notice of the meeting is given, the shareholder’s notice shall be delivered to the Chairman no later than the close of the seventh day following the date on which notice of the meeting was mailed to shareholders. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee, the name and address of the nominating shareholder, and the number of shares of Heritage common stock owned by the nominating shareholder. Heritage’s Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Governance and Nominating Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation. In addition, we have engaged Advantage Proxy to assist in distributing proxy materials and contacting record and beneficial owners of our common stock. We have agreed to pay a fee of $5,500, including out-of-pocket expenses, for these services. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our annual report for the year ended December 31, 2015 (including consolidated financial statements) has been mailed along with this Proxy Statement to all shareholders of record as of March 8, 2016. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this Proxy Statement. A copy of Heritage’s Form 10-K that was filed with the SEC on March 10, 2016 will be provided to you without charge if you were a shareholder of Heritage as of March 8, 2016. Please make your written request to:

Heritage Financial Corporation

Attention: Kaylene M. Lahn

Corporate Secretary

201 Fifth Avenue S.W.

Olympia, Washington 98501

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on May 4, 2016.
Vote by Internet
• Go to www.investorvote.com/HFWA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3.

1.	Election as directors of the nominees listed below for a one-year term (except as marked to the contrary below).
		01 - Rhoda L. Altom		02 - David H. Brown		03 - Brian S. Charneski	04 - Gary B. Christensen	05 - John A. Clees	+
		06 - Mark D. Crawford		07 - Kimberly T. Ellwanger		08 - Deborah J. Gavin	09 - Jeffrey S. Lyon	10 - Gragg E. Miller
		11 - Anthony B. Pickering		12 - Robert T. Severns		13 - Brian L. Vance	14 - Ann Watson
	☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain

2.	Advisory (non-binding) approval of the compensation paid to named executive officers as disclosed in the Proxy Statement.	☐	☐	☐	3.	Ratification of the appointment of Crowe Horwath LLP as Heritage’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

In their discretion, upon such other matters as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the annual meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X	+

02ATTA

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Revocable Proxy — Heritage Financial Corporation

Annual Meeting of Shareholders — May 4, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Anthony B. Pickering and Brian S. Charneski, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Heritage Financial Corporation (the “Company” or “Heritage”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at The Heritage Room on Capitol Lake, 604 Water Street Southwest, Olympia, Washington, on Wednesday, May 4, 2016, at 10:30 a.m., Pacific time, and at any and all adjournments thereof, as stated on the reverse side.

This proxy also provides voting instructions to the trustees of the Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated March 23, 2016, and the 2015 Annual Report to Shareholders.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.